Exhibit 10.1

YUM CHINA HOLDINGS, INC.

CHANGE IN CONTROL SEVERANCE PLAN

(Effective September 27, 2019)

In order to secure the continued services of certain key management employees of Yum China Holdings, Inc. ( “Yum China” or the “Company” which may also refer to an Affiliate of Yum China as the case may be) and Affiliates of the Company, and to ensure their continued dedication to their duties in the event of any threat or occurrence of a Change in Control of Yum China, the Board of Directors of Yum China (the “Board”) has adopted this Change in Control Severance Plan (as it may be amended pursuant to the terms hereof, this “Plan”).

SECTION 1. Definitions. For purposes of this Plan, the following terms shall have the meanings set forth below:

“Accrued Bonus” shall mean a Participant’s accrued, but unpaid as of a Participant’s Termination Date, annual cash bonus for any completed fiscal year of the Company or its applicable Affiliate preceding a Participant’s Termination Date.

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Annual Bonus” shall mean the greater of (A) a Participant’s target annual cash bonus for the calendar year in which the Participant’s Termination Date occurs and (B) the most recent annual cash bonus paid by the Company or its Affiliates to the Participant. For the avoidance of doubt, Annual Bonus shall include annual cash bonus received by the Participant from the Company and all of its Affiliates.

“Beneficiary” shall mean the person or entity designated by Participant, by written instrument delivered to the Company, to receive the benefits payable under this Plan in the event of Participant’s death. If Participant fails to designate a Beneficiary, or if no Beneficiary survives Participant, such death benefits shall be paid to the Participant’s estate.

“Cause” shall have the meaning set forth in any then applicable employment or other similar written agreement (including such similar term or concept, as determined by the Committee) between Participant and the Company or an Affiliate, subject to the relevant provisions of the PRC Law to the extent mandatorily and preemptively applicable. If there is no such written agreement or if such agreement does not define “Cause,” the term “Cause” shall mean (i) the willful failure by Participant to perform Participant’s duties with the Company or its Affiliates (other than any such failure resulting from Participant’s incapacity due to physical or mental illness), (ii) Participant’s willful misconduct that is demonstrably and materially injurious to the Company or its Affiliates, monetarily or otherwise, (iii) Participant’s commission of acts of dishonesty, fraud, misrepresentation or other acts of moral turpitude, (iv) Participant’s conviction or plea of no contest to a felony (or equivalent crime in the People’s Republic of China) or a crime of moral turpitude, or (v) any terminable events under the Company’s Code of Conduct, subject to the relevant provisions of the PRC Law to the extent mandatorily and preemptively applicable.

“Change in Control” shall be deemed to have occurred if the event set forth in any one of the following subparagraphs shall have occurred:

(i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Yum China (not including in the securities beneficially owned by such Person any securities acquired directly from the Yum China or its Affiliates) representing 35% or more of the combined voting power of Yum China’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (I) of subparagraph (iii) below;

(ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving; individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Yum China), whose appointment or election by the Board or nomination for election by Yum China’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii) there is consummated a merger or consolidation of Yum China or any direct or indirect subsidiary with any other corporation, other than (I) a merger or consolidation (A) immediately following which those individuals who, immediately prior to the consummation of such merger or consolidation, constituted the Board, constitute a majority of the board of directors of Yum China or the surviving or resulting entity or any parent thereof, or (B) which results in the voting securities of Yum China outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of Yum China or any subsidiary of Yum China, at least 50% of the combined voting power of the securities of Yum China (or such surviving entity or any parent thereof) outstanding immediately after such merger or consolidation, or (II) a merger or consolidation effected to implement a recapitalization of Yum China (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Yum China (not including in the securities beneficially owned by such Person any securities acquired directly from Yum China or its Affiliates) representing 35% or more of the combined voting power of Yum China’s then outstanding securities.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of Yum China immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of Yum China immediately following such transaction or series of transactions. Solely for purposes of this definition, the following terms shall have the meaning specified: (A) “Affiliate” shall have the meaning set forth in Rule 12b-2 under Section 12 of the Exchange Act; (B) “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act, except that a Person shall not be deemed to be the Beneficial Owner of any securities which are reflected on a Schedule 13G; and (C) ”Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (w) Yum China or any of its Affiliates; (x) a trustee or other fiduciary holding securities under an employee benefit plan of Yum China or any of its subsidiaries; (y) an underwriter temporarily holding securities pursuant to an offering of such securities; or (z) a corporation owned, directly or indirectly, by the shareholders of Yum China in substantially the same proportions as their ownership of stock of Yum China.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

“Committee” means the Board or the Compensation Committee of the Board or such other committee as may be appointed by the Board to administer the Plan.

“Cure Period” shall have the meaning set forth in the “Good Reason Process” definition.

“Economic Compensation” shall have the meaning set forth in Section 3(a)(i).

“Effective Date” shall mean September 27, 2019.

“Employment” shall mean employment with the Company or any Affiliate of the Company. A Participant’s Employment shall be deemed to have continued notwithstanding a transfer of employment between the Company and any of its Affiliates, or between any two Affiliates.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended from time to time, and the regulations promulgated thereunder.

“Good Reason” shall have the meaning set forth in any then applicable employment or other similar written agreement (including such similar term or concept, as determined by the Committee) between Participant and the Company or an Affiliate, subject to the relevant provisions of the PRC Law to the extent mandatorily and preemptively applicable. If there is no such written agreement or if such agreement does not define “Good Reason,” then “Good Reason” shall be deemed to exist if, and only if, without Participant’s written consent there is: (i) a substantial adverse alteration in the nature or status of the Participant’s responsibilities from those in effect immediately prior to the Change in Control; (ii) a material reduction by the Company in the Participant’s annual base salary or target annual incentive award opportunity as in effect on the date hereof or as the same may be increased from time to time; provided, however, that Participant’s annual base salary or target annual incentive award opportunity may be decreased as part of an across-the-board reduction in base salaries and target annual incentive award opportunities of all Company executive officers so long as the percentage reduction in Participant’s annual base salary or target annual incentive award opportunity is not greater than the percentage reduction applicable to other executive officers, for the same period as the reduction in other executive officer’s reduction in annual base salary or target annual incentive award opportunity and, in the event such reduction is later mitigated for other executive officers, Participant’s annual base salary or target annual incentive award opportunity is then increased by the same percentage applicable to other executive officers; or (iii) the relocation of the Participant’s principal place of employment to a location more than 50 miles from the Participant’s principal place of employment immediately prior to the Change in Control or the Company requiring the Participant to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s or its Affiliates’ business to an extent substantially consistent with the Participant’s business travel obligations immediately prior to the Change in Control, subject to the relevant provisions of the PRC Law to the extent mandatorily and preemptively applicable. In order to terminate due to Good Reason, Participant must comply with the Good Reason Process described herein.

“Good Reason Process” shall mean that (i) Participant reasonably determines in good faith that a Good Reason condition has occurred, (ii) Participant notifies the Company in writing of the occurrence of the Good Reason condition within thirty (30) days of Participant having actual or constructive knowledge of the occurrence of such condition, (iii) Participant cooperates in good faith with the Company’s efforts at no cost to the Participant, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition, (iv) notwithstanding such efforts, the Good Reason condition continues to exist after the expiration of the Cure Period, and (v) Participant terminates Participant’s Employment within thirty (30) days after the expiration of the Cure Period. For the avoidance of doubt, if the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

“Long-Term Incentive Plan” shall mean the Yum China Holdings, Inc. Long-Term Incentive Plan, as may be amended from time to time, or any successor program or plan.

“Monthly Base Salary” shall mean Participant’s monthly base salary at the rate in effect prior to any reduction for purposes of Good Reason, or on the date of a Qualifying Termination, whichever is higher; provided, however, that such rate shall in no event be less than the highest rate in effect for Participant at any time following the Effective Date and prior to the termination of the Plan in accordance with Section 6(l). For the avoidance of doubt, Monthly Base Salary shall include base salary received by the Participant from the Company and all of its Affiliates.

“Participant” shall mean any employee of the Company (or one of its Affiliates) selected by the Committee in accordance with Section 2 who has entered into a Participation and Restrictive Covenant Agreement and otherwise meets the requirements of Section 2.

“Participation and Restrictive Covenant Agreement” shall mean the written agreement evidencing participation under this Plan and the restrictive covenants being agreed to as a condition to participate in this Plan between the Company and the applicable employee.

“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d)(3).

“PRC Law” means the then valid laws, administrative and ministerial regulations and rules, local regulations, judicial interpretations and other binding regulatory documents of the People’s Republic of China applicable to the Mainland of the People’s Republic of China.

“Qualifying Termination” shall mean the Participant’s termination of Employment which constitutes a termination by the Company without Cause or a resignation by the Participant for Good Reason that occurs, in each case, within twenty-four (24) months following the consummation of a Change in Control. For the avoidance of doubt, Qualifying Termination shall also be deemed a pre-agreed termination based on mutual consent, notwithstanding the statutory cause restrictions under the PRC Law.

“Restrictive Covenant Compensation” shall have the meaning set forth in Section 3(a)(i).

“Severance Benefits” shall mean the severance benefits under Section 3(a).

“Severance Multiple” shall be the multiple provided for in the Participation and Restrictive Covenant Agreement for a Participant.

“Statutory Severance Pay” shall have the meaning set forth in Section 3(a)(i).

“Termination Date” shall mean, with respect to any Participant, the effective date of such Participant’s termination of Employment.

“Yum China” shall mean Yum China Holdings, Inc., a Delaware corporation.

SECTION 2. Eligibility. The Committee shall from time to time, in its sole discretion, select and designate in writing, which of the Company’s (including any of its Affiliates) employees are eligible to participate in this Plan and such employee shall become a Participant under this Plan conditioned upon accepting and executing a Participation and Restrictive Covenant Agreement within thirty (30) days after such agreement is delivered to such employee. The term of this Plan with respect to a Participant shall commence on the date on which an employee commences participation in the Plan and shall continue for a period of three years; thereafter, the term of this Plan with respect to such Participant shall automatically be extended for additional one-year terms unless, with no less than three months from the expiration of the then-current term, the Company or the Participant shall have given notice not to extend the term; and further provided, however, that if a Change in Control shall have occurred during the term, the then-current term shall expire no earlier than the second anniversary from the date of such Change in Control.

SECTION 3. Compensation, Benefits and Effect of Termination of Employment.

(a) Effect of Termination of Employment. Subject to Section 3(c), in the event of a Participant’s Qualifying Termination, then the Company shall provide Participant the payments and benefits set forth below (the “Severance Benefits”), all subject to tax withholding and payment under the applicable laws. For the avoidance of doubt, a Participant shall not be entitled to benefits under this Plan if such Participant’s Employment terminates for any reason other than as set forth herein (including due to death, disability, for Cause or resignation without Good Reason) or at any time other than as specifically set forth in the Qualifying Termination definition.

(i) The Company shall pay to Participant an amount equal to the Severance Multiple times the sum of (x) Participant’s Monthly Base Salary plus (y) one-twelfth (1/12) of Participant’s Annual Bonus (the “Economic Compensation”), shall consist of the following: (A) the statutory minimum severance payable under the PRC Law and local standards in a single lump sum on the Termination Date (the “Statutory Severance Pay”); and (B) the compensation for compliance with the non-competition and other restrictive covenants/obligations under Section 4(a) of the Participation and Restrictive Covenant Agreement, for the entire balance of the Economic Compensation amount (the “Restrictive Covenant Compensation”), payable under the PRC Law on monthly basis by installment over the one (1) year post-Termination Date non-competition period.

(ii) The Company shall pay Participant any Accrued Bonus, with such Accrued Bonus payable in a single lump sum within sixty (60) days following the Termination Date.

(iii) Participant shall receive any and all benefits accrued through the date of termination of Employment under any retirement plan, health or welfare plan or other plan or program in which Participant participates as of the Termination Date, with the amount, form and time of payment of such benefits determined by the terms of such retirement plan, health or welfare plan and other plan or program.

(iv) If upon the Termination Date, Participant holds any awards granted under the Long-Term Incentive Plan, including options, unit appreciation rights, restricted units, phantom units, unit awards, any other unit-based award or cash-based awards, all such awards shall be governed by the terms of the Long-Term Incentive Plan and the applicable award agreements and shall become vested, exercisable, and payable only to the extent provided for under the terms of the Long-Term Incentive Plan and the applicable award agreements.

(v) To the extent permitted under the terms of the Company’s health plan and applicable law, the Company shall continue to pay the Participant’s health insurance coverage through the earlier of (x) the one-year anniversary of the Termination Date and (y) Participant becoming eligible for health insurance coverage under another employer’s plan (whether through the Participant or as a dependent), based on the same rate as the Company pays for health insurance coverage for its active employees (with Participant required to pay for any employee-paid portion of such coverage).

(vi) The Company shall provide Participant with outplacement services, in an aggregate cost to the Company not to exceed $25,000, for a period of one year or, if earlier, until the first acceptance by Participant of an offer of employment.

(vii) After the Termination Date, Participant shall not be entitled to reimbursement for fringe benefits, including without limitation, housing allowances, automobile expenses, and other similar perquisites, except as otherwise provided for under applicable Company policy.

(b) Release of Claims. The obligations of the Company and its Affiliates under this Section 3 shall be subject to such Participant’s execution, within 45 days after the Termination Date of a general release and waiver substantially in a form prescribed by the Company, which has become irrevocable following any revocation period permitted by the Company.

(c) Recoupment. Notwithstanding any provisions in this Plan to the contrary, the Committee may, in its sole and absolute discretion, in the event of Participant’s material breach of a material obligation of Participant to the Company pursuant to any award or agreement between Participant and the Company, including a material breach of the Participation and Restrictive Covenant Agreement or a determination that an event constituting Cause has occurred, regardless of whether this determination happened prior to or following the Termination Date: (i) terminate the right of such Participant to receive any payment under this Section 3 (except for the Statutory Severance Pay), to the extent it has not been paid; and (ii) seek the recoupment of any payment paid to such Participant under this Section 3 (except for the Statutory Severance Pay), including through exercise rights of set-off, forfeiture or cancellation, to the full extent permitted by law, with respect to any other awards, benefits or payments otherwise due Participant from the Company or any of its Affiliates, to the extent the Committee in its sole discretion deems appropriate after considering the relevant facts and circumstances. Any termination and/or recoupment of a Participant’s benefits under this Plan shall be in addition and without prejudice to any other remedies that the Company might elect to assert.

(d) Death. If Participant’s Employment terminates under circumstances described in Section 3(a), then upon Participant’s subsequent death, all unpaid amounts payable to Participant under Section 3(a)(i) or (ii), if any, shall be paid to Participant’s Beneficiary.

SECTION 4. Covenants. Each Participant’s participation in this Plan is conditioned upon Participant’s execution of a Participation and Restrictive Covenant Agreement within thirty (30) days after such agreement is delivered to such Participant (or such later date as permitted by the Committee). If a Participant breaches any of the covenants in the Participation and Restrictive Covenant Agreement, including any non-competition, non-solicitation, non-disparagement or confidentiality covenants contained therein, (i) Participant’s entitlement to Severance Benefits (except for the Statutory Severance Pay) shall be null and void, (ii) all rights to receive or continue to receive Severance Benefits (except for the Statutory Severance Pay) shall thereupon cease and (iii) Participant shall immediately repay to the Company all amounts theretofore paid to, and the value of all benefits theretofore received by, Participant (except for the Statutory Severance Pay). The foregoing shall not limit any other rights or remedies the Company may have existing in its favor, including injunctive relief and liquidated damages.

SECTION 5. Offset; No Mitigation.

(a) To the extent permitted by applicable law, the amount of a Participant’s payments under this Plan shall be reduced to the extent necessary to defray amounts owed by Participant due to unused expense account balances, overpayment of salary, awards or bonuses, advances or loans.

(b) In no event shall any Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Participant under any of the provisions of this Plan and, such amounts shall not be reduced whether or not Participant obtains other employment, except as expressly provided in Sections 3(a)(v), 3(a)(vi) and 3(c).

SECTION 6. Miscellaneous.

(a) Administration. The Committee shall, subject to the terms of this Plan, administer and interpret this Plan and the application thereof, establish rules and regulations it deems necessary or desirable for the administration of this Plan and may impose, incidental to the grant of a participation right in the Plan, conditions with respect to participation, such as limiting competitive employment or other activities. All such interpretations, rules, regulations and conditions shall be conclusive and binding on all parties.

(b) Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if delivered in writing in person or by telecopy (or similar electronic means with a copy following by nationally recognized overnight courier) or sent by nationally-recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or at such other address as may hereafter be designated in writing by such party to the other parties.

If to the Company:	Yum China Holdings, Inc.
7100 Corporate Drive
Plano, Texas 75024
Attention: Chief Legal Officer

If to a Participant:	At the most recent address
on file with the Company

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Plan shall be deemed to have been given when so delivered, sent or mailed.

(c) No Waiver. No failure by the Company or a Participant at any time to give notice of any breach by the Company or a Participant, or to require compliance with, any condition or provision of this Plan shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(d) Severability. If a court of competent jurisdiction determines that any provision of this Plan is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Plan, and all other provisions shall remain in full force and effect.

(e) Withholding of Taxes and Other Employee Deductions. The Company may withhold from any benefits and payments made pursuant to this Plan all federal/national, state/provincial, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to the Company’s employees generally.

(f) Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

(g) Interpretations. For purposes of this Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation but rather shall be deemed to be followed by the words “without limitation”. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

(h) Successors. This Plan shall be binding upon and inure to the benefit of the Company and any successor of the Company, including without limitation any person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of the Company by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise and the Company shall require any such acquirer successor to assume this Plan and the obligations and liabilities contemplated thereunder, including, but not limited to the amendment and termination obligations contemplated under Section 6(l). Participants’ rights, benefits and obligations under this Plan are personal and shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of the Company.

(i) Non-Duplication. The Severance Benefits provided under this Plan are not intended to result in any duplicative benefits to Participant and this Plan shall be administered accordingly. Accordingly, the Committee, in good faith, shall exercise its discretion and to the extent permitted under applicable law, equitably offset against Participant’s severance benefits under this Plan against any other severance, termination, or similar benefits payable to Participant by the Company or amounts paid to comply with, or satisfy liability under, any federal/national, state/provincial, or local law requiring payments in connection with any termination of Employment or workforce reduction, including, but not limited to, amounts paid in connection with paid leaves of absence, back pay, benefits, and other payments intended to satisfy such liability or alleged liability. For the avoidance of doubt, this Plan shall replace any agreements entered into between the Company and the Participant providing the Participant with severance or related benefits in the event of a Change in Control and the Participant shall not be entitled to benefits under both this Plan and any other severance plan or policy maintained by the Company or its Affiliates and amounts payable under this Plan shall be reduced by any amounts received or payable under any such severance plan or policy.

(j) Deemed Resignations. Any termination of a Participant’s Employment shall constitute an automatic resignation of such Participant as an officer of the Company and each Affiliate of the Company, an automatic resignation from the board of directors, if applicable, of the Company and each Affiliate of the Company and from the board of directors or similar governing body of any corporation, limited liability company or other entity in which the Company or any Affiliate holds an equity interest and with respect to which board or similar governing body such Participant serves as the Company’s or such Affiliate’s designee or other representative.

(k) No Guarantee of Employment. This Plan shall not be construed as creating any contract of Employment between the Company and its Affiliates, on the one hand, and any Participant, on the other hand, nor shall this Plan be construed as restricting in any way the rights of the Company or any of its Affiliates to terminate the Employment of any Participant at any time and for any reason subject, however, to any rights of a Participant under this Plan.

(l) Amendment and Termination of this Plan. The Committee may amend, modify or terminate this Plan at any time; provided, however, that (i) no such amendment, modification or termination will be effective unless each affected Participant has received written notice thereof at least three (3) months prior to such amendment, modification or termination becoming effective, and (ii) no such amendment, modification or termination may materially impair the rights of a Participant whose Termination Date previously occurred. In addition, the Committee may not remove a Participant from participation in this Plan or amend, modify or terminate this Plan, in each case, after steps have been taken, and continue to be taken, that could lead to a Change in Control or within twenty (24) months after a Change in Control without an impacted Participant’s written consent. The failure of the Company or a Participant to insist upon strict adherence to any term of this Plan on any occasion shall not be considered as a waiver of the rights of the Company or such Participant or deprive the Company or such Participant of the right thereafter to insist upon strict adherence to that term or any other term of this Plan. No failure or delay by the Company or any Participant in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. For the avoidance of doubt, a Participation’s participation in this Plan shall terminate upon the earliest to occur of (i) the date of termination of the Participant’s Employment by the Company if no benefits are payable under the Plan, (ii) the date the Company satisfies its obligation, if any, to make payments and provide benefits to the Participant pursuant to the Plan, (iii) the removal of the Participant from participation in this Plan in accordance with Section 2, and (iv) termination of the Plan in accordance with this Section 6(l) prior to the date the Participant terminates Employment with the Company.

SECTION 7. Survival. The provisions of this Plan, including Sections 3, Section 4, Section 5 and Section 6 shall survive and remain binding and enforceable, notwithstanding the expiration or termination of this Plan, the termination of a Participant’s Employment for any reason or any settlement of the financial rights and obligations arising from such Participant’s participation hereunder, to the extent necessary to preserve the intended benefits of such provisions.

* * * * * *

U.S. Tax Addendum

This addendum is applicable to Participants who may also be subject to U.S. tax laws.

Code Section 280G

If any payment or benefit (including payments and benefits pursuant to the Plan) Participant would receive in connection with or as a result of a Change in Control from the Company or its Affiliates or otherwise (the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this paragraph, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Payment are paid to Participant, which of the following two alternative forms of payment shall be paid to Participant: (A) payment in full of the entire amount of the Payment (a “Full Payment”), or (B) payment of only a part of the Payment so that Participant receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”). A Full Payment shall be made in the event that the amount received by Participant on a net after-tax basis is greater than what would be received by Participant on a net after-tax basis if the Reduced Payment were made, otherwise a Reduced Payment shall be made. If a Reduced Payment is made, (i) the Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and Participant shall have no rights to any additional payments and/or benefits constituting the Payment, and (ii) reduction in payments and/or benefits shall occur in the following order: (A) reduction of cash payments (in the reverse chronological order in which such cash would otherwise be paid); (B) cancellation of accelerated vesting of equity awards other than options (in the reverse chronological order in which such equity awards would vest in the absence of a Change in Control); (C) cancellation of accelerated vesting of options (in the reverse chronological order in which such options would vest in the absence of a Change in Control); and (D) reduction of other benefits paid to Participant (in the reverse chronological order in which such benefits would otherwise be provided).

The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control, or a nationally recognized law firm selected by the Committee, shall make all determinations required to be made under the foregoing paragraph. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized law firm or independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm or law firm required to be made hereunder. Any good faith determinations of the accounting firm or law firm made hereunder shall be final, binding and conclusive upon the Company and Participant.

Code Section 409A

It is the intention of the Company that the provisions of the Plan comply with Section 409A of the Code, and all provisions of this Plan shall be construed and interpreted in a manner consistent with Section 409A of the Code. In the event that the Company determines that any provision of this Plan does not comply with Section 409A of the Code or any such rules, regulations or guidance and that as a result any Participant may become subject to a tax under Section 409A of the Code, notwithstanding Section 6(l) of the Plan, the Company shall have the discretion to amend or modify such provision to avoid the application of such tax, and in no event shall any Participant’s consent be required for such amendment or modification. Notwithstanding any provision of this Plan to the contrary, each Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with amounts payable pursuant to this Plan (including any taxes arising under Section 409A of the Code), and the Company not shall have any obligation to indemnify or otherwise hold such Participant harmless from any or all of such taxes.

In the event that the Company determines that any provision of this Plan violates, or would result in any material liability (other than liabilities for the Severance Benefits) to the Company under, any law, regulation, rule or similar authority of any governmental agency the Company shall be entitled, notwithstanding Section 6(l) of the Plan, to amend or modify such provision as the Company determines in its discretion to be necessary or desirable to avoid such violation or liability, and in no event shall any Participant’s consent be required for such amendment or modification.

The payments under this Plan are designated as separate payments for purposes of the short-term deferral rule under Treasury Regulation Section 1.409A 1(b)(4), the exemption for involuntary terminations under separation pay plans under Treasury Regulation Section 1.409A 1(b)(9)(iii), and the exemption for medical expense reimbursements under Treasury Regulation Section 1.409A 1(b)(9)(v)(B). As a result, (i) payments that are made on or before the 15th day of the third month of the calendar year following the year that includes Participant’s Termination Date, (ii) any additional payments that are made on or before the last day of the second calendar year following the year of Participant’s Termination Date and do not exceed the lesser of two times Participant’s annual rate of pay in the year prior to the Termination Date or two times the limit under Code Section 401(a)(17) then in effect, and (iii) continued medical expense reimbursements during the applicable COBRA period, are intended to be exempt from the requirements of Section 409A of the Code.

To the extent any amounts under this Plan are payable by reference to a Participant’s termination of Employment, such term and similar terms shall be deemed to refer to such Participant’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Plan, to the extent any payments hereunder constitute “nonqualified deferred compensation,” within the meaning of Section 409A of the Code (a “Section 409A Payment”), and Participant is a specified employee, within the meaning of Treasury Regulation Section 1.409A 1(i), as determined by the Company in accordance with any method permitted under Section 409A of the Code, as of the date of Participant’s separation from service, each such Section 409A Payment that is payable upon such Participant’s separation from service and would have been paid prior to the six-month anniversary of such Participant’s separation from service, shall be delayed until the earlier to occur of (i) the six-month anniversary of Participant’s separation from service and (ii) the date of Participant’s death. Further, to the extent that any amount is a Section 409A Payment and such payment is conditioned upon Participant’s execution of a release or Participation and Restrictive Covenant Agreement and which is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year, then such Section 409A Payment shall be paid or provided in the later of the two taxable years.

Any reimbursements payable to a Participant pursuant to the Plan or otherwise shall be paid to such Participant in no event later than the last day of the calendar year following the calendar year in which such Participant incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to the Plan shall not be subject to liquidation or exchange for any other benefit.

To the extent that the Severance Benefits payable under the Plan are deemed to be a substitute for a Section 409A Payment provided under another agreement with Participant, then the Severance Benefits payable hereunder shall be paid at the same time and in the same form as such substituted Section 409A Payment to the extent required to comply with Section 409A of the Code.